Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Donald H. Hunter

617-878-1600

HARBOR GLOBAL COMPANY LTD. REPORTS EARNINGS FOR THE

FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2004

Boston, Massachusetts, March 9, 2005. Harbor Global Company Ltd. (OTC BB:HRBGF) today announced its consolidated financial results for the fiscal year ended December 31, 2004 and the three months ended December 31, 2004:

2004 Fiscal Year End Results

The Company reported a net loss of $4.0 million ($0.71 per share) for the fiscal year ended December 31, 2004 compared to net income of $7.8 million ($1.39 per share) for the fiscal year ended December 31, 2003. The $11.8 million decrease in net income was attributable primarily to $8.0 million of lower realized portfolio gains from the Russian real estate management and investment management operations, a non-recurring 2003 gain of approximately $1.3 million from the early settlement of the Company’s $5 million note payable to Pioneer Asset Management USA Inc., non-recurring 2003 gains aggregating $1.2 million associated with the receipt of a supplemental payment from Ashanti Goldfields Teberebie Limited followed by the sale to HSBC Bank of the Company’s right to receive further supplemental payments, a $1.1 million federal income tax liability associated with the conversion of Pioglobal First Russia, Inc. into a Delaware limited liability company, a $0.8 million increase in withholding taxes associated with an increase in the PIOGLOBAL Real Estate Investment Fund dividend and a $0.6 million increase in advertising expense. The lower gains and expense increases were offset partially by a $1.3 million increase in management fee income.

Fourth Quarter 2004 Results

During the fourth quarter of 2004, the Company reported net income of $0.6 million ($0.11 per share) compared with net income of $3.9 million ($0.69 per share) in 2003. The $3.3 million decrease in income was attributable principally to a $3.6 million decrease in realized portfolio gains offset partially by a $0.3 million increase in management fee income from the Russian real estate management and investment management operations.

The following table details revenues and net income (loss) for the three and twelve months ended December 31, 2004 and 2003, respectively.

This press release, as well as certain future oral and written statements of Company management, contains forward-looking statements within the meaning of the federal securities laws. All forward-looking statements are based on currently available information and management expectations that involve substantial risks and uncertainties. These risks and uncertainties could cause actual results to differ materially from management’s expectations as stated in such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: economic, political and regulatory stability in Russia, increased competition in the Russian commercial real estate market, increased competition in the Russian investment management market, the loss of one or more key officers and managers as well as the risks set forth from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

Harbor Global Company Ltd.

Consolidated Statements of Operations

(Dollars in Thousands Except Per Share Amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Revenues and sales:
Real estate rental revenue	$2,025	$1,817	$7,886	$7,451
Other revenue	1,509	1,359	4,433	3,250

Total revenues and sales	3,534	3,176	12,319	10,701

Costs and expenses:
Other operating	(3,602)	(4,249)	(17,366)	(16,126)

Total costs and expenses	(3,602)	(4,249)	(17,366)	(16,126)

Other income (expense):
Unrealized and realized gains on venture capital and marketable securities investments, net	904	11,173	2,045	24,813
Extinguishment of Note Payable	—	—	—	1,250
Early Settlement of Note Receivable	—	—	—	(191)
Gain on Sale of Gold Option	—	—	—	875
Interest Income	487	667	2,029	2,525

Total other income	1,391	11,840	4,074	29,272

Income (Loss) from continuing operations before provisions for income taxes, minority interest and equity gain (loss) on investment	1,323	10,767	(973)	23,847

Provision for income taxes	(184)	(2,726)	(1,922)	(6,470)

Income (Loss) from continuing operations before minority interest and equity gain (loss) on investment	1,139	8,041	(2,895)	17,377

Minority interest expense	(588)	(4,156)	(1,269)	(9,386)
Equity gain (loss) on venture capital investments	65	(10)	156	(154)

Net income (loss)	$616	$3,875	$(4,008)	$7,837

Basic and diluted earnings (loss) per share	$.11	$.69	$(.71)	$1.39

Weighted average basic and diluted shares outstanding	5,662,889	5,656,429	5,662,889	5,656,429